Filed pursuant to Rule 433

Registration No. 333-214613

May 31, 2017

Final Term Sheet
EUR 1,000,000,000 1.500% Global Bonds due 2024

To be fungible and form a single series with KfW’s
EUR 4,000,000,000 1.500% Global Bonds due 2024, of which
EUR 3,000,000,000 were issued on June 11, 2014 and EUR 1,000,000,000 were issued on October 25, 2016

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	June 11, 2024

Redemption Amount:	100%

Interest Rate:	1.500% per annum, payable annually in arrears

Date of Pricing:	May 31, 2017

Closing Date:	June 7, 2017

Interest Payment Dates:	June 11 in each year

First Interest Payment Date:	June 11, 2017 (for interest accrued from, and including, June 11, 2016 to, but excluding, June 11, 2017)

Accrued Interest:	In the aggregate amount of EUR 14,835,616.44 from, and including, June 11, 2016 to, but excluding, June 7, 2017 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	109.599%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	109.599%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1R0709

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Lead Managers:	Deutsche Bank NatWest Markets[2] Société Générale

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772792/d287768d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm. Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

2 NatWest Markets is a marketing name of The Royal Bank of Scotland plc.